Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF BRIGHTSPHERE INVESTMENT GROUP INC.

BrightSphere Investment Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.          The present name of the Corporation is “BrightSphere Investment Group Inc.” The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of Delaware on May 29, 2014 (the “Original Certificate”), under the name “OMAM US, Inc.”

2.              This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”) and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL.

3.          The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is BrightSphere Investment Group Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

A. The total number of shares of stock which the Corporation shall have authority to issue is 240,000,000, divided into two classes: 10,000,000 shares of Preferred Stock, par value $.001 per share (hereinafter referred to as “Preferred Stock”); and 230,000,000 shares of Common Stock, par value $0.001 per share (hereinafter referred to as “Common Stock”).

B. The shares of Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv) dates on which dividends, if any, shall be payable in respect of shares of the series;

(v) the redemption rights and price or prices, if any, for shares of the series;

(vi) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation;

(ix) restrictions on the issuance of shares of the same series or of any other class or series;

(x) the voting powers, full or limited, or no voting powers, of the holders of shares of the series; and

(xi) the manner in which any facts ascertainable outside of this Certificate or the resolution or resolutions providing for the issuance of such series shall operate upon the voting powers, designations, preferences, rights, and qualifications, limitations, or restrictions of such series.

C. The shares of Common Stock shall be subject to the express terms of the shares of Preferred Stock and any series thereof.

D. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation (this “Certificate”) or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

E. Except as may otherwise be provided by law, in this Certificate or in a Preferred Stock Designation, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of Preferred Stock and any series thereof shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

F. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to any rights, powers and preferences of any outstanding shares of Preferred Stock and any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them.

B. Subject to applicable law, and any rights, powers and preferences of any outstanding shares of Preferred Stock and any series thereof, the holders of shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds lawfully available therefor.

ARTICLE VI

DIRECTORS

A. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation, as they may be amended and/or restated from time to time (the “Bylaws”). Election of directors need not be by written ballot unless the Bylaws so provide. A director shall hold office until his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

B. In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(i) to adopt, amend or repeal the Bylaws of the Corporation; and

(ii) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Certificate or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

ARTICLE VII

STOCKHOLDER MEETINGS

A. Special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairperson of the Board of Directors, or by the holder or holders of not less than 10% of the voting power of the then outstanding Common Stock.

B. Advance notice of stockholder nominations for the election of directors and of the proposal by stockholders of any other action to be taken by the stockholders at a meeting shall be given in such manner as shall be provided in the Bylaws of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

A. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to the limits created by the DGCL and applicable case law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

C. Any amendment, repeal or modification of any of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE IX

AMENDMENT

Except as may be expressly provided in this Certificate, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding anything to the contrary contained in this Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Certificate may be amended, altered or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Certificate or otherwise required by law, such amendment, alteration, repeal or adoption is approved by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding Common Stock.

ARTICLE X

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or other acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article X. The provisions of this Article X shall not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Securities and Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or the respective rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the undersigned incorporator has executed this Amended and Restated Certificate of Incorporation on this 12th day of July, 2019.

By:	/s/ Guang Yang
Name:	Guang Yang
Title:	Chief Executive Officer